BYLAWS OF

CLANCY CORP

___________________________________

Dated March 22, 2016

ARTICLE I.  Name and Address

          The name of this corporation is Clancy Corp.  The board of directors may designate other names for specific activities and programs, as it deems appropriate.  The principal office is located at 5348 Vegas Drive, Las Vegas, NV 89108.

ARTICLE II.  Objectives

          The corporation's purpose is hand made soap production.

ARTICLE III.  Membership

          Members of the board of directors shall constitute the membership of the corporation.

ARTICLE IV.  Board of Directors

          A.  Composition of the Board of Directors. Directors shall be of adult age.

          B.  Election.  Candidates for membership shall be selected from among those nominated by the Nominating Committee, which shall consist of three persons appointed by the President.  A majority of members present may also nominate candidates for positions on the board of directors.  Directors shall be elected by a majority vote of those members present.

          C.  Terms.  Each director shall serve for a term of three years, or until a successor is selected.  Initially, one-third of the directors shall serve three-year terms; one-third shall serve two-year terms and one-third shall serve one-year terms.  Terms shall be established so that one-third of the directors may be elected each year.

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          D.  Removal.  A director who has missed three or more consecutive meetings may be removed by a majority vote of the board members then sitting.  A director may be removed for any reason by a vote of two-thirds of the members then sitting.

          E.  Vacancies.   Vacancies may be filled at any time by a majority vote of members then sitting.

          F.  General Powers.  The board of directors shall constitute the governing body of the corporation.  The board shall manage the business and affairs of the corporation.  It shall have all powers necessary to carry out the objectives of the corporation as set forth in Article 2.  The board may accept, on behalf of the corporation, any contribution, bequest, or devise.  The board shall have the authority to hire and dismiss the director as necessary in order to carry out the objectives of the corporation.

          G.  Meetings.  Meetings of the board of directors shall be held at least once each year, at a reasonable time and place designated by the president.  The president may designate additional meeting dates.  One-third of the board members then sitting may, by written request, schedule additional meetings.

          H.  Annual Meeting.  A meeting during the fourth quarter of the year shall be designated as the "Annual Meeting," at which new members are elected and other formal annual business conducted.

          I.  Notice of Meetings.  Board members shall receive ten days notice of regularly scheduled meetings.  This notice may be given in writing, in person, by telephone, or by any other reasonable method.

          J.  Waiver of Notice of Meeting.  A director may, in writing, waive notice of any meeting of the board of directors either before or after the meeting, and such waiver shall be deemed the equivalent of giving notice.  Attendance of a director at a meeting shall constitute waiver of notice of that meeting, unless attendance is for the express purpose of objecting to the transaction of business because the meeting has not been lawfully called or convened.

          K.  Adjournment.  A meeting of the board of directors may be adjourned.  Notice of the adjourned meeting or of the business to be transacted there, other than by announcement at the meeting, at which the adjournment is taken, shall not be necessary.  At an adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

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          L.  Informal Action.  If all the directors severally or collectively consent in writing to any action taken or to be taken by the corporation, the action shall be as valid as though it had been authorized at a meeting of the board.

          M.  Attendance by Telephone.  If a member is not reasonably able to attend a meeting, a majority of the members present may authorize participation by telephone, so long as the absent member can hear, or be advised of the discussion of business, and other members can hear, or be advised of the absent member's votes or comments.  A member participating by telephone may count toward a quorum.

          N.  Resignations.  Any director may resign at any time by giving notice of resignation to any officer of the board.

          O.  Quorum.  A quorum shall be one of the directors then sitting.

          P.  Proxy Voting.  There shall be no proxy voting.  Upon a vote of two-third members then sitting, the board may allow proxy voting on a specific resolution, provided that a copy of the resolution shall be distributed to members at least 30 days prior to the meeting at which proxy voting on the resolution is proposed.

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          Q.  Committees.  The board of directors may appoint any committee it deems necessary to help fulfill its functions.

          R.  Compensation of Board Members.  No member of the board of directors shall receive any salary or compensation for their services as director.  No member shall receive any service or benefit not provided to the general public.  Members may receive reimbursement for out-of-pocket expenses incurred while conducting authorized business on behalf of the corporation.  Members shall be entitled to receive reasonable fees for goods or services rendered to the corporation in capacities other than as members of the board.

ARTICLE V.  Officers

          A.  Officers.  The board of directors shall have a president, a vice-president, a secretary, and a treasurer.  Any person may hold two or more offices.

          B.  Duties of Officers.

1.  The president shall preside at all meetings of the board and executive committee. The president shall perform whatever duties the board of directors may from time to time assign.

2.  The vice-president shall carry out the duties of the president when the president is absent or incapacitated; shall have the same power and duties as the president when acting in that capacity; and shall perform whatever duties the board may from time to time assign.

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3.  The secretary shall have charge of such books, documents and papers as the board of directors may determine; shall keep, or cause to be kept, a true and complete record of the meetings of the board of directors; shall give, or cause to be given, notice of all meetings of the directors; shall keep, or cause to be kept, a record containing the names, alphabetically arranged, of all persons who are members of the corporation, showing their places of residence, the names of persons entitled to participate in corporate affairs.  Such books shall be open for inspection as provided by law.  The secretary shall, in general, perform all the duties incident to the office of secretary subject to the control of the board of directors and shall perform other duties as may be prescribed by the board of directors.

4.  The treasurer shall have custody of all corporate funds property and the board of directors may impose securities subject to such regulations as.  The treasurer shall keep, or cause to be kept, full and accurate accounts of receipts and disbursements and shall deposit, or cause to be deposited all corporate funds and other valuable effects in the name of and to the credit of the corporation in a depository or depositories designated by the board of directors.  The Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation may deposit corporate funds only in banks or institutions, which are insured.  The treasurer shall give to the president or board, whenever they require it, an account of transactions as treasurer and of the financial condition of the corporation and shall, in general, perform all duties incident to the office of treasurer, subject to the control of the board of directors.

          C.  Executive Committee.  The Executive Committee shall be composed of the officers of the board of directors and other board members, as a majority of the board shall designate.  They shall meet as needed to plan for the board's work and to fulfill tasks assigned to them by the board.

          D.  Election and Terms.  The board of directors shall elect the officers.  The term of office shall be for three years, or until the member's term as director expires.

ARTICLE VI.  Staff

          A.  Executive Director.  The executive director is responsible for administering the program of the corporation.  The executive director is accountable to the board of directors and shall work closely with the board to fulfill its objectives.  The executive director, as authorized by the board's fiscal policy, shall sign or delegate authority to sign checks and enter into agreements with the approval of the board of directors, which are necessary to carry out the objectives of the corporation.  The executive director may hire other staff members as the board of directors authorizes. The executive director shall not be entitled to vote but shall be entitled to notice of and attendance at meetings, except those portions of a meeting at which matters directly relating to the director are discussed.

          B.  Other Staff.  All other staff shall be supervised by and accountable to the director.

          C.  Hiring policies.  Hiring shall be conducted in full compliance with the corporation's anti-discrimination policy.  The corporation shall hire no employees who are members of the immediate family (spouse, grandparent, parent, brother or sister, son or daughter) of any board member, or of any person who will supervise the employee.

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ARTICLE VII.  Finances

          A Fiscal Year.  The board shall establish the corporation's fiscal year.

          B  Budget.  The board of directors shall prepare and adopt a budget at its first meeting each year.

          C Annual Financial Statement. The corporation shall prepare an annual financial statement for distribution to board members.

          D  Fiscal Policy.  The board shall adopt and from time to time review a fiscal policy setting out a formal procedure that shall govern internal controls, the signing of checks; the obligation of funds; approval of contracts, leases, deeds and mortgages; and other significant aspects of the organization's fiscal operation.  The fiscal policy shall assure that the corporation shall have sound financial controls that are appropriate, under generally accepted accounting principles, to its size and purpose.

          E  Seal.  The corporation will not use a common seal.  The signature of the name of the corporation by an authorized person shall be legal and binding.

ARTICLE VIII.  Amendments of the Charter and Bylaws

          The charter and these bylaws may be amended, supplemented, or repealed by a two-thirds vote of the directors present at any meeting at which a quorum is present.  Before directors may vote on an amendment to the charter or bylaws, notice must be given to directors of the proposed amendment at a prior meeting of the board, and in no case less than 30 days before the amendment is to be considered.  These bylaws shall become effective upon approval by the board of directors.

ARTICLE IX.  Statement of Nondiscrimination

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          The corporation shall not discriminate against any person in the hiring of personnel, election of board members, provision of service to the public, the contracting for or purchasing of services or in any other way, on the basis of race, color, sex, national origin, disabling condition, age, or any other basis prohibited by law.  This policy against discrimination includes, but is not limited to, a commitment to full compliance with Title VI of the Civil Rights Act of 1964; Section 504 of the Rehabilitation Act of 1973, and the Age Discrimination Act of 1975, and any subsequent amendments to these statutes.

Approved at March 22, 2016 by:

 _/s/ Iryna Kologrim ________

President,

Chief executive officer of Clancy Corp

Iryna Kologrim

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